Exhibit 99
PRESS RELEASE
FOR IMMEDIATE RELEASE

Date:	January 19, 2006
Company:	Central Federal Corporation 2923 Smith Road Fairlawn, Ohio 44333
Contact:	Mark S. Allio Chairman, President and CEO
Phone:	330.576.1334	Fax: 330.666.7959
Central Federal Corporation Announces Exercise of Over-Allotment Option
Fairlawn, Ohio – January 19, 2006 – Central Federal Corporation (NASDAQ: CFBK) announced today that Ryan Beck & Co., Inc., the sole underwriter of its recently completed stock offering, has exercised its option to purchase an additional 300,000 shares of the company’s common stock to cover over-allotments.
On January 11, 2006, the Company completed the sale of 2 million shares of its common stock at $7.00 per share in a firm commitment underwritten public offering. Net proceeds from the offering, including the over-allotment option, total approximately $14.5 million.
The shares were offered pursuant to a registration statement filed with the Securities and Exchange Commission effective January 10, 2006. The offering proceeds will be used to fund continued growth and expansion of the company and for general corporate purposes.
About Central Federal Corporation and CFBank
Central Federal Corporation is the holding company for CFBank, a federally chartered savings association formed in Ohio in 1892. CFBank has four full-service banking offices in Fairlawn, Calcutta, Columbus and Wellsville, Ohio and a residential mortgage loan origination office in Akron, Ohio. Additional information is available at www.CFBankOnline.com.
Statements contained in this release that are not historical fact may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The company cautions that such statements necessarily are based on certain assumptions which are subject to risks and uncertainties, including, but not limited to, changes in general economic and market conditions. Further information on these risk factors is included in the company’s filings with the Securities and Exchange Commission.